As filed with the Securities and Exchange Commission on December 8, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

Registration Statement

Under the

Securities Act of 1933

Bankrate, Inc.

(Exact Name of Registrant as Specified in its Charter)

State of Florida	65-0423422
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11811 U.S. Highway One, Suite 101 North Palm Beach, FL 33408 (561) 630-2400	Robert J. DeFranco Senior Vice President and Chief Financial Officer 11811 U.S. Highway One, Suite 101 North Palm Beach, FL 33408 (561) 630-2400
(Address, Including Zip Code, and Telephone Number, Including Area Code of Registrant’s Principal Executive Offices)	(Address, Including Zip Code, and Telephone Number, Including Area Code of Agent for Service)

COPIES TO:

Michael V. Mitrione, Esq.

Gunster, Yoakley & Stewart, P.A.

777 South Flagler Drive

Suite 500—East Tower

West Palm Beach, Florida 33401

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Aggregate Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.01 per share	650,000	$13.825	$8,986,250	$726.99

(1)	Calculated solely for the purpose of this offering under Rule 457(c) of the Securities Act of 1933 on the basis of the average of the high and low selling prices per share of the common stock of Bankrate, Inc. on December 3, 2003, as reported by the Nasdaq National Market, which date is within five business days prior to the initial filing date of this registration statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion, Dated December 8, 2003

Prospectus

650,000 Shares

Common Stock

The selling shareholders named in this prospectus are offering up to 650,000 shares of common stock of Bankrate, Inc. from time to time.

You should only rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any shares of our common stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such persons to make such offer or solicitation. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Our common stock is quoted on the Nasdaq National Market under the symbol “RATE.” On December 3, 2003, the average of the high and low selling prices of the common stock as reported on Nasdaq was $13.825 per share.

This investment involves risk. See the “ Risk Factors” section beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 8, 2003

-i-

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the shares of common stock offered by this prospectus. This prospectus is a part of that registration statement, which includes additional information not contained in this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at http://www.bankrate.com. Our Web site is not a part of this prospectus. You may also read and copy any document we file with the SEC, at the SEC’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC’s public reference rooms in its offices in New York, New York and Chicago, Illinois.

Incorporation of Certain Documents by Reference

We “incorporate by reference” information contained in documents that we file with the SEC into this prospectus. This means that we disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below and any future filings, other than current reports (or portions of these reports) furnished under Items 9 and 12 of Form 8-K, we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003; and

•	Current Reports on Form 8-K dated January 9, 2003, January 31, 2003, February 7, 2003, and August 18, 2003.

You may request a copy of these filings at no cost by writing, e-mailing or telephoning us at:

Bankrate, Inc.

11811 U.S. Highway One, Suite 101

North Palm Beach, Florida 33408

(561) 630-2400

investor.relations@bankrate.com

Forward-Looking Statements

This prospectus contains or incorporates statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements, which may be expressed in a variety of ways, including the use of future or present tense language, refer to future events. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to certain risks and uncertainties, including, but not limited to, certain risks described in the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made or incorporated in this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and the documents incorporated by reference into this prospectus might not occur. Our risks are more specifically described in the “Risk Factors” section.

Statements in this prospectus speak only as of the date on which such statements are made, and we undertake no obligation to update any statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

About this Prospectus

This prospectus is part of a Registration Statement on Form S-3 that we filed with the SEC. This prospectus provides you with a general description of the securities that the selling shareholders may offer. Each time a selling shareholder sells securities, the selling shareholder is required to provide you with a prospectus and/or a prospectus supplement containing specific information about the selling shareholder and the terms of the securities being offered. A prospectus supplement may include other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

The Registration Statement containing this prospectus, including the exhibits to the Registration Statement, provides additional information about us and the securities offered under this prospectus. The Registration Statement, including the exhibits, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.” References in this prospectus to the “Company,” “Bankrate,” “we,” “us,” and “our” refer to Bankrate, Inc., unless we specify otherwise.

Summary

This summary contains basic information about this offering and us. Because it is a summary, it does not contain all of the information that you should consider before investing. You should read this entire prospectus carefully, including the section entitled “Risk Factors” and the documents incorporated by reference in this prospectus, including any incorporated after the date of this prospectus, before making an investment decision.

Bankrate, Inc. owns and operates an Internet-based consumer banking marketplace. Bankrate.com, our flagship site, is the Internet’s leading aggregator of information on financial products such as mortgages, credit cards, new and used automobile loans, money market accounts, certificates of deposit, checking and ATM fees, home equity loans and online banking fees.

We will not receive any of the proceeds from the sale of the shares of our common stock covered by this prospectus. The selling shareholders received these shares in a privately negotiated transaction with Peter C. Morse, Chairman of our Board of Directors and our largest shareholder. Pursuant to this transaction, we agreed to register these shares of our common stock for resale by them.

We do not know when or how the selling shareholders intend to sell their shares of our common stock covered by this prospectus or what the price, terms or conditions of any sales will be. The selling shareholders may sell the shares at various times and in various types of transactions. See “Plan of Distribution” below. The prices at which the shares may be sold, and any commissions paid in connection with any sale, may vary from transaction to transaction. We understand that the SEC may, under certain circumstances, consider persons reselling any shares of our common stock and dealers or brokers handling a resale of shares of our common stock to be “underwriters” within the meaning of the Securities Act.

The Business

Bankrate, Inc. was incorporated in 1976. We own and operate an Internet-based consumer banking marketplace. Our flagship site, Bankrate.com, is the Internet’s leading aggregator of information on more than 190 financial products, including mortgages, credit cards, new and used automobile loans, money market accounts, certificates of deposit, checking and ATM fees, home equity loans and online banking fees. Additionally, we provide financial applications and information to a network of distribution partners and also through national and state publications.

Bankrate.com provides the tools and information that can help consumers make better financial decisions. We regularly survey more than 4,800 financial institutions in all 50 states to provide the most current objective, unbiased rates. Hundreds of print and online partner publications depend on Bankrate.com as the trusted source for financial rates and information.

Over two decades ago, we began as a print publisher of the newsletter Bank Rate Monitor. Our rate tables provide, at no cost to the consumer, a detailed list of lenders by market and include relevant details to help consumers compare loan products.

We continue to enhance our offerings in order to provide Bankrate.com users with the most complete experience. Features such as financial calculators and e-mail newsletters allow users to interact with our site. Our Rate Trend Index is a weekly poll of industry insiders designed to help consumers forecast interest rate trends.

We also broadened our offerings to include channels on investing, taxes, small business and financial advice. Each channel offers a unique look at its particular topic. Bankrate.com users can find advice and tips from the Tax channel, obtain business ideas from the Small Business channel and ask a financial expert a question in the Advice channel.

The postal address for Bankrate’s principal executive offices is 11811 US Highway One, Suite 101, North Palm Beach, Florida, 33408 (Telephone: 561-630-2400). Our Internet address is www.bankrate.com.

The Transaction

On November 14, 2003, Peter C. Morse, a director and our largest shareholder sold, in three privately negotiated transactions, a total of 650,000 shares of our common stock to the selling shareholders pursuant to three separate stock purchase agreements dated November 14, 2003 by and among Mr. Morse, the selling shareholders and, solely for purposes of Sections 5-19 of the stock purchase agreements, Bankrate (the “Stock Purchase Agreements”). This prospectus and the related registration statement relate only to these 650,000 shares and do not relate to any shares of our common stock that the selling shareholders may otherwise beneficially own.

Under the terms of the Stock Purchase Agreements, we agreed, at our own expense, to prepare and file with the SEC a registration statement to register the shares of our common stock sold in the Stock Purchase Agreements. We also agreed to keep the registration statement effective until the selling shareholders sell all of the registered shares or until they are able to do so under Rule 144(k) of the Securities Act. In the event this registration statement has not been declared effective by the SEC within the time period specified in the Stock Purchase Agreements, then for each 30-day period during which this registration statement is not effective (Penalty Period), we agreed to issue shares of common stock to the selling shareholders equal to 1% of the number of shares purchased by the selling shareholders pursuant to the Stock Purchase Agreements. The total amount of shares of common stock that we may issue shall not exceed 24% of the number of shares purchased by the selling shareholders pursuant to the Stock Purchase Agreements.

If we are unable to issue shares of common stock to the selling shareholders as described above, we will pay the selling shareholders cash in lieu of shares, at a per share rate equal to the average closing price of our common stock for the 10 business days prior to the end of each Penalty Period.

Risk Factors

Risks Related to Our Business

Our Success Depends on Internet Advertising Revenue

We expect to derive approximately 85% of our revenue in the foreseeable future through the sale of advertising space and hyperlinks on our Internet Web pages. Any factors that limit the amount advertisers are willing to spend on advertising on our Web site could have a material adverse effect on our business. These factors may include:

•	a lack of standards for measuring Web site traffic or effectiveness of Web site advertising;

•	a lack of established pricing models for Internet advertising;

•	the failure of traditional media advertisers to adopt Internet advertising;

•	the introduction of alternative advertising sources; and

•	a lack of significant growth in Web site traffic.

Continuing to demonstrate the effectiveness of advertising on our Web site is critical to our ability to generate advertising revenue. Currently, there are no widely accepted standards to measure the effectiveness of Internet advertising, and we cannot be certain that such standards will develop sufficiently to support our growth through Internet advertising.

A number of different pricing models are used to sell advertising on the Internet. Pricing models are typically either CPM-based or performance-based. We predominantly utilize the CPM-based model, which is based upon the number of advertisement impressions. The performance-based, or per click, model generates payments on each individual click even though it may take multiple advertisement impressions to generate one click-through. We cannot predict which pricing model, if any, will emerge as the industry standard. Therefore, it is difficult for us to project our future advertising rates and revenues. For instance, banner advertising, which is one of our primary sources of online revenue, may not be an effective advertising method in the future. If we are unable to adapt to new forms of Internet advertising and pricing models, our business could be adversely affected.

Financial services companies account for a majority of our advertising revenues. We will need to sell advertising to customers outside of the financial services industry in order to significantly increase our revenues. To date, relatively few advertisers from industries other than the technology and financial services industries have devoted a significant portion of their advertising budgets to Internet advertising. If we do not attract advertisers from other industries, revenue growth could be adversely affected.

We Have a History of Losses

We have incurred net losses in six of our last seven fiscal years, resulting in an accumulated deficit of approximately $46 million as of September 30, 2003.

We have succeeded in managing our cash by actively controlling expenses and pursuing additional sources of revenue. For instance, since early 2000, we have substantially reduced marketing expenditures and sold or shut down under-performing, non-core business units. We sold CPNet.com and Professional Direct Insurance Agency, Inc. in May 2000 and July 2000, respectively, shut down and sold certain assets of Consejero.com in August 2000, and shut down Greenmagazine.com in December 2000. These transactions yielded approximately $4,392,000 in cash and reduced operating expenses. We have also reduced employment levels of continuing operations and consolidated our physical locations. In February 2002, we completed the early repayment of our $4,350,000 convertible subordinated note payable, including accrued interest, for $3,400,000. We have generated cash from operations for 10 consecutive quarters through September 30, 2003. However, if our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations or cannot be reduced, we may be unable to maintain profitability and our business may be adversely affected.

We Use Barter Transactions, Which Do Not Generate Cash

We enter into barter transactions to promote our brand and generate traffic to our Web site without spending any of our cash resources. Barter transactions represent the exchange by the Company of advertising space on the Company’s Web site for reciprocal advertising space on other Web sites. Revenue from barter transactions is recognized as income when advertisements are delivered on the Company’s Web site. Barter expenses are recognized when the Company’s advertisements are run on the other companies’ Web sites, which typically are in the same period in which barter revenues are recognized. Barter transactions, however, do not generate cash. Limited cash flow may adversely affect our ability to expand our operations and satisfy liabilities. Revenue from barter transactions represented approximately 11%, 14% and 5% of total revenue for the years ended December 31, 2002, 2001 and 2000, respectively. We expect barter revenue to represent approximately 10% of our total revenue for the next 12 months.

Our Success Depends on Interest Rate Volatility

We provide interest rate information for mortgages and other loans, credit cards and savings accounts. Visitor traffic to Bankrate.com tends to increase with interest rate movements and decrease with interest rate stability. Factors that have caused significant visitor fluctuations in the past have been Federal Reserve Board actions and general market conditions affecting home mortgage interest rates. Additionally, the level of traffic to Bankrate.com can be dependent on interest rate levels as well as mortgage re-financing activity. Accordingly, a slowdown in mortgage production volumes could have a material adverse effect on our business.

We believe that as we continue to develop our Web site with broader personal finance topics, the percentage of overall traffic seeking mortgage information will remain stabilized at current levels. To accelerate the growth of traffic to Bankrate.com, we are working with our syndication partners to program more intensively, and we are aggressively promoting Bankrate.com products not related to mortgage activity. We cannot be certain that we will be successful in these efforts.

Our Success Depends on Establishing and Maintaining Distribution Arrangements

Our business strategy includes the distribution of our content through the establishment of co-branded Web pages with high-traffic business and personal finance sections of online services and Web sites. A co-branded site is typically a custom version of our Web site with the graphical look, feel, and navigation, of the co-branded partner’s Web site. Providing access to these co-branded Web pages is a significant part of the value we offer to our advertisers. We compete with other Internet content providers to maintain our current relationships with other Web site operators and establish new relationships. In addition, as we expand our personal finance content, some of these Web site operators may perceive us as a competitor. As a result, they may be unwilling to promote distribution of our banking and credit content. We cannot guarantee that our distribution arrangements will attract a sufficient number of users to support our current advertising model. In addition, our business could be adversely affected if we do not establish and maintain distribution arrangements on favorable economic terms.

Risks Related to Our Industry, the Internet and Our Technology Infrastructure

Our Future Success is Dependent Upon Increased Acceptance of the Internet by Consumers as a Medium for Obtaining Financial Product Information

Our success will depend in large part on continued and expanded widespread consumer acceptance of obtaining rate information regarding financial products such as mortgages, credit cards, money market accounts, certificates of deposit, checking and ATM fees, home equity loans, online banking fees and new and used auto loans online. Increased consumer use of the Internet to provide for their lending needs is subject to uncertainty. The development of an online market for obtaining rate information regarding the above listed financial products has only recently begun, is rapidly evolving and likely will be characterized by an increasing number of market entrants. If consumer acceptance of the Internet as a source for such information does not increase, our business, results of operations and financial condition will be adversely affected. As a result, we cannot be sure that we will be able to compete effectively with traditional methods of obtaining such rate information.

Our Markets Are Highly Competitive

We compete for Internet advertising revenues with the personal finance sections of general interest sites such as Yahoo! and America Online; personal finance destination sites such as Forbes, Motley Fool, Smart Money, Kiplinger’s and CNNMoney.com; e-commerce sites that provide banking and credit products and information such as E-LOAN and LendingTree; and rate listing sites such as MonsterMoving. In addition, new competitors may easily enter this market as there are few barriers to entry. Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than us. Many competitors have complementary products or services that drive traffic to their Web sites. Increased competition could result in lower Web site traffic, advertising rate reductions, reduced margins or loss of market share, any of which would adversely affect our business. We cannot be certain that we will be able to compete successfully against current or future competitors.

Our Web Site May Encounter Technical Problems and Service Interruptions

In the past, our Web site has experienced significant increases in traffic in response to interest rate movements and other business or financial news events. The number of our users has continued to increase over time, and we are seeking to further increase our user base. As a result, our Internet servers must accommodate spikes in demand for our Web pages in addition to potential significant growth in traffic.

Our Web site has in the past, and may in the future, experience slower response times or interruptions as a result of increased traffic or other reasons. These delays and interruptions resulting from failure to maintain Internet service connections to our site could frustrate users and reduce our future Web site traffic, which could have a material adverse effect on our business.

All of our communications and network equipment is co-located at our corporate headquarters in North Palm Beach, Florida and at a secure third party co-location facility in Atlanta, Georgia. Multiple system failures at these locations could lead to interruptions or delays in service for our Web site, which could have a material adverse effect on our business. Our operations are dependent upon our ability to protect our systems against damage from fires, hurricanes, earthquakes, power losses, telecommunications failures, break-ins, computer viruses, hacker attacks and other events beyond our control. Although we maintain business interruption insurance, it may not adequately compensate us for losses that may occur due to failures of our systems.

We Rely on the Protection of Our Intellectual Property

Our intellectual property consists of the content of our Web site and print publications. We rely on a combination of copyrights, trademarks, trade secret laws and our user policy and restrictions on disclosure to protect our intellectual property. We also enter into confidentiality agreements with our employees and consultants and seek to control access to and distribution of our proprietary information. Despite these precautions, it may be possible for other parties to copy or otherwise obtain and use the content of our Web sites or print publications without authorization. A failure to protect our intellectual property in a meaningful manner could have a material adverse effect on our business.

Because we license some of our data and content from other parties, we may be exposed to infringement actions if such parties do not possess the necessary proprietary rights. Generally, we obtain representations as to the origin and ownership of licensed content and obtain indemnification to cover any breach of any these representations. However, these representations may not be accurate and the indemnification may not be sufficient to provide adequate compensation for any breach of these representations.

Any future infringement or other claims or prosecutions related to our intellectual property could have a material adverse effect on our business. Defending against any of these claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel or require us to introduce new content or trademarks, develop new technology or enter into royalty or licensing agreements. These royalty or licensing agreements, if required, may not be available on acceptable terms, if at all.

We May Face Liability for Information on Our Web Site

Much of the information published on our Web site relates to the competitiveness of financial institutions’ rates, products and services. We may be subjected to claims for defamation, negligence, copyright or trademark infringement or other theories relating to the information we publish on our Web sites. These types of claims have been brought, sometimes successfully, against online services as well as print publications. Our insurance may not adequately protect us against these types of claims.

Future Government Regulation of the Internet is Uncertain and Subject to Change

As Internet commerce continues to evolve, increasing regulation by federal or state agencies or foreign governments may occur. Such regulation is likely in the areas of user privacy, pricing, content and quality of products and services. Additionally, taxation of Internet use or electronic commerce transactions may be imposed. Any regulation imposing fees for Internet use or electronic commerce transactions could result in a decline in the use of the Internet and the viability of Internet commerce, which could have a material adverse effect on our business.

We May Be Limited Or Restricted In The Way We Establish And Maintain Our Online Relationships By Laws Generally Applicable To Our Business

State and Federal lending laws and regulations generally require the accurate disclosure of the critical components of credit costs so that consumers can readily compare credit terms from various lenders. In addition, these laws and regulations impose certain restrictions on the advertisement of these credit terms. Because we are an aggregator of rate and other information regarding many financial products online, we may be subject to some of these laws and regulations. We believe that we have structured our Web site to comply with these laws and regulations. However, if these laws and regulations are changed, or if new laws or regulations are enacted, these events could prohibit or substantially alter the content we provide on our Web site. Moreover, such events could materially and adversely affect our business, results of operations and financial condition.

Risks Related to Corporate Control and our Stock Price

Our Ownership is Heavily Concentrated

At December 8, 2003, approximately 45.3% of our outstanding common stock was beneficially owned by our officers and directors, including Peter C. Morse, a director and our largest shareholder, who beneficially owns approximately 33.7% of our outstanding common stock. As a result, our officers and directors will be able to exercise substantial control over all matters requiring shareholder approval. In particular, these controlling shareholders will have the ability to elect all of our directors and approve or disapprove significant corporate transactions. This control could be used to prevent or significantly delay another company or person from acquiring or merging with us and could inhibit our liquidity and affect trading in our common stock.

Our Success May Depend on Management and Key Employees

Our success may depend largely upon retaining the continued services of our executive officers and other key management, developing personnel as well as hiring and training additional employees. We have a number of key employees on whom we depend and who may be difficult to replace. A failure to retain our current key employees or to hire enough qualified employees to sustain our growth could have a material adverse effect on our business.

We May Encounter Difficulties With Future Acquisitions

We may acquire complementary Web sites and other content providers as a part of our business strategy. Any acquisitions may present a number of potential risks that could have a material adverse effect on our business. These risks include the following: failure to integrate the technical operations and personnel in a timely and cost-effective manner; failure to retain key personnel of the acquired company; and assumption of unexpected material liabilities. In addition, we cannot assure you that we will be able to identify suitable acquisition candidates that are available for sale at reasonable prices.

We may finance future acquisitions with debt financing, which would increase our debt service requirements, or through the issuance of additional common or preferred stock, which could result in dilution to our shareholders. We cannot be certain that we will be able to arrange adequate financing on acceptable terms.

Our Results of Operations May Fluctuate Significantly

Our results of operations may fluctuate significantly in the future as a result of several factors, many of which are beyond our control. These factors include:

•	changes in fees paid by advertisers;

•	traffic levels on our Web site, which can fluctuate significantly;

•	changes in the demand for Internet products and services;

•	changes in fee or revenue-sharing arrangements with our distribution partners;

•	our ability to enter into or renew key distribution agreements;

•	the introduction of new Internet advertising services by us or our competitors;

•	changes in our capital or operating expenses;

•	general economic conditions; and

•	changes in banking or other laws that could limit or eliminate content on our Web site.

Our future revenue and results of operations may be difficult to forecast due to these factors. As a result, we believe that period-to-period comparisons of our results of operations may not be meaningful, and you should not rely on past periods as indicators of future performance.

In future periods, our results of operations may fall below the expectations of securities analysts and investors, which could adversely affect the trading price of our common stock.

Our Stock Price May Be Particularly Volatile Because of the Industry We are in

The stock prices and trading volume of Internet-related companies have been extremely volatile. Accordingly, our stock price can be volatile as well. In January 2001, we announced that our common stock had been removed from the Nasdaq National Market and had become eligible for trading on the OTC Bulletin Board. On January 9, 2003, we announced that our common stock had begun trading on the Nasdaq SmallCap Market and on August 18, 2003, we announced that our common stock had again begun trading on the Nasdaq National Market under our existing stock symbol “RATE.”

If Our Common Stock Price Drops Significantly, We May Be Delisted From the Nasdaq National Market, Which Could Eliminate The Trading Market For Our Common Stock

Our common stock is listed on the Nasdaq National Market. In order to continue to be included on the Nasdaq National Market, a company must meet certain maintenance criteria. As of September 30, 2003, we were in compliance with all such criteria. However, we cannot assure you that we will continue to meet these listing criteria. If our common stock were to be delisted, we would be required to meet the criteria for initial listing if we wanted to be listed on the Nasdaq National Market again. The initial listing standards are more stringent than the maintenance standards. Accordingly, we cannot provide assurances that if we were delisted we would be able to have our common stock relisted on the Nasdaq National Market. Further, if our common stock were to be delisted, it may become more difficult for us to raise funds through the sale of our common stock or securities convertible into our common stock.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock by the selling shareholders. The selling shareholders will receive the proceeds from the sale of the common stock.

Selling Shareholders

The table below sets forth, with respect to the selling shareholders, based upon information available to us as of December 8, 2003, the number and percentage of outstanding shares of common stock beneficially owned, the number of shares of our common stock which may be offered by this prospectus, and the number and percentage of outstanding shares of common stock that will be owned assuming the sale of all of the registered shares of our common stock under this prospectus. The number of shares, if any, offered by each selling shareholder and the corresponding number of shares beneficially owned by each selling shareholder after each sale will vary depending upon the terms of the individual sales. The shares offered by this prospectus may be sold by the selling shareholders, including their transferees, pledgees or donees or their successors, from time to time. If required, identification of such transferees, pledgees, donees or successors will be made in the applicable prospectus supplement.

Name and Address of Selling Shareholder	Shares Beneficially Owned Prior to the Offering (1)			Number of Shares of Common Stock Which May Be Sold Pursuant to this Prospectus	Shares Beneficially Owned After the Offering
	Number		Percent		Number		Percent
Federated Kaufmann Fund, a portfolio of Federated Equity Funds	1,447,964	(2)	9.60%	500,000	947,964	(2)	6.28%

Straus Partners LP	90,000		0.60%	90,000	0		0%

Straus-GEPT Partners LP	60,000		0.40%	60,000	0		0%

(1)	The SEC has defined beneficial ownership to include sole or shared voting or investment power with respect to a security or right to acquire beneficial ownership of a security within 60 days. Unless otherwise indicated, all shares are held with sole voting and investment power.
(2)	This calculation does not include 48,700 shares of common stock held by Federated Kaufmann Small Cap Fund, which is also a portfolio of Federated Equity Funds.

Plan of Distribution

Each selling shareholder may sell the shares of our common stock listed opposite his or her name under “Number of Shares of Common Stock Which May be Sold Pursuant to this Prospectus” in the “Selling Shareholders” table above. Each selling shareholder may transfer these shares to others in private sales or by gift, pledge or other non-sale transactions. Sales by selling shareholders may be made on the Nasdaq National Market. The timing and amount of sales will likely depend on market conditions and other factors. The sale prices may be market prices prevailing at the time of sale, prices related to such prevailing market prices, varying prices determined at the time of sale, negotiated prices or fixed prices. Sales may involve:

•	sales to underwriters who will acquire shares for their own account and resell them;

•	cross or block transactions in which a broker or dealer will attempt to sell the shares as agent but may purchase and resell a portion of the block as principal to facilitate the transaction;

•	purchases and resales by a broker or dealer as principal for its own account;

•	an exchange distribution in accordance with the rules of any stock exchange;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	ways not involving established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;

•	transactions in options, swaps or other derivatives that may not be listed on an exchange;

•	the creation or settlement of hedging transactions;

•	privately negotiated transactions;

•	transactions to cover short sales; or

•	any other lawful method.

Brokers and dealers may receive compensation from the selling shareholders or purchasers of shares, or both, in connection with these transactions and this compensation may be in excess of customary commissions. The selling shareholders and any other person that participates in the distribution of these shares may be deemed to be underwriters under the Securities Act.

If the selling shareholders engage an underwriter or broker-dealer in connection with the sale of the shares, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions.

The selling shareholders and any underwriters, broker-dealers or agents who participate in the distribution of the shares of the common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any selling shareholder who is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless that selling shareholder purchased in the ordinary course of business and at the time of its purchase of the shares of stock to be resold did not have any agreements or understandings, directly or indirectly, with any person to distribute the shares of common stock. As a result, any profits on the sale of the shares of common stock by the selling shareholders who are deemed to be underwriters and any discounts, commissions or concessions received by any such broker-dealers or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Selling shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those relating to Section 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act.

This prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In addition, any shares of common stock covered by this prospectus may qualify to be sold pursuant to Rule 144 (or any other exemption from registration) under the Securities Act, rather than pursuant to this prospectus.

Description of Capital Stock

The following summary description of the rights of the holders of Bankrate common stock and preferred stock is qualified in its entirety by reference to our Articles of Incorporation and Bylaws, the Florida Business Corporation Act (FBCA), and other applicable law.

Number of Shares; Par Value

Bankrate’s Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share. As of October 31, 2003, there were 15,087,456 shares of common stock and no shares of preferred stock issued and outstanding.

Voting Rights

Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Bankrate preferred stock, all rights to vote and all voting power is vested exclusively in the holders of the our common stock. Each holder of our common stock is entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders have no cumulative voting rights in any matters coming before them for a vote, including the election of directors.

Dividends

Subject to the rights of any Bankrate preferred stock designated by the Board of Directors, all shares of our common stock are entitled to share equally in dividends from funds legally available therefore, when, as and if declared by the Board of Directors.

Staggered Board

Bankrate’s Articles of Incorporation provide that our Board of Directors is to be divided into three classes of directors. These classes shall be as nearly equal in number as is possible with the terms of all members of one class expiring each year. Successors to the class of directors whose term has then expired are chosen for a full term of three years.

Preemptive Rights

Neither our common stock nor any other class of our securities has any preemptive rights to subscribe for and purchase a proportionate share of any additional stock we may issue. There are no conversion, redemption, or sinking fund provisions applicable to our common stock.

Liquidation Rights

Upon Bankrate’s liquidation or dissolution, whether voluntary or involuntary, and after the holders of any of our preferred stock have been paid the amount they are entitled to receive or sufficient amounts are set aside for this purpose, holders of our common stock will have the right to share equally in our assets available for distribution to shareholders.

Appraisal Rights

Under Florida law, appraisal rights are available to shareholders in the case of some mergers or consolidations. Shareholders must follow detailed procedures as set forth in the FBCA in order to perfect their appraisal rights.

Transfer Agent

The Transfer Agent for Bankrate common stock is SunTrust Bank.

Anti-Takeover Provisions

Florida has enacted legislation that may deter takeovers of Florida corporations. The control share acquisition provisions of the FBCA generally provide that shares of common stock acquired in excess of 20% of the outstanding common stock of the Company will not possess any voting rights, unless these voting rights are approved by a majority vote of the Company disinterested shareholders. These provisions could affect the voting rights afforded the common stock acquired in the future by any present or future holder of at least 20% of the outstanding common stock, provided that we do not opt out of these provisions of the FBCA. The provisions of the FBCA that relate to affiliated transactions generally require supermajority approval by disinterested shareholders or a majority of disinterested directors for specified affiliated transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation or their affiliates.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock. We intend to retain any future earnings to support operations and to finance the growth and development of our business, and we do not anticipate paying cash dividends for the foreseeable future.

Legal Opinion

The validity of the securities offered hereby will be passed upon for us by Gunster, Yoakley & Stewart, P.A., West Palm Beach, Florida.

Experts

The balance sheets of Bankrate, Inc. as of December 31, 2002 and 2001, and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by KPMG LLP, independent public accountants, upon the authority of said firm as experts in accounting and auditing.

650,000 SHARES

PROSPECTUS

DECEMBER 8, 2003

[Back Page of Prospectus]

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses incurred by Bankrate, Inc. in connection with the distribution of common stock being registered, other than underwriting discounts and commissions.

SEC Registration Fee	$727
Transfer Agent and Registrar	0
Legal Fees and Expenses	60,000
Accounting Fees and Expenses	7,500
Miscellaneous	2,000

Total	$70,227

All of the above, except the SEC Registration Fee, are estimated and remain subject to further contingencies.

Item 15. Indemnification of Officers, Directors, Employees and Agents.

Regarding indemnification of directors, officers employees and agents, Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) provides:

607.0850 Indemnification of officers, directors, employees and agents.

(1)	A corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

(2)

A corporation shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3)	To the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

(4)	Any indemnification under subsection (1) or subsection (2), unless pursuant to a determination by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (1) or subsection (2). Such determination shall be made:

(a)	By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(b)	If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the board of directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(c)	By independent legal counsel:

1.	Selected by the board of directors prescribed in paragraph (a) or the committee prescribed in paragraph (b); or

2.	If a quorum of the directors cannot be obtained for paragraph (a) and the committee cannot be designated under paragraph (b), selected by majority vote of the full board of directors (in which directors who are parties may participate); or

(d)	By the shareholders by a majority vote of a quorum consisting of shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of shareholders who were not parties to such proceeding.

(5)	Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (4)(c) shall evaluate the reasonableness of expenses and may authorize indemnification.

(6)	Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he or she is ultimately found not to be entitled to indemnification by the corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the board of directors deems appropriate.

(7)	The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(a)	A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

(b)	A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

(c)	In the case of a director, a circumstance under which the liability provisions of s. 607.0834 are applicable; or

(d)	Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

(8)	Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

(9)	Unless the corporation’s articles of incorporation provide otherwise, notwithstanding the failure of a corporation to provide indemnification, and despite any contrary determination of the board or of the shareholders in the specific case, a director, officer, employee, or agent of the corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

(a)	The director, officer, employee, or agent is entitled to mandatory indemnification under subsection (3), in which case the court shall also order the corporation to pay the director reasonable expenses incurred in obtaining court-ordered indemnification or advancement of expenses;

(b)	The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the corporation of its power pursuant to subsection (7); or

(c)	The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsection (1), subsection (2), or subsection (7).

(10)	For purposes of this section, the term “corporation” includes, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this section with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

(11)	For purposes of this section:

(a)	The term “other enterprises” includes employee benefit plans;

(b)	The term “expenses” includes counsel fees, including those for appeal;

(c)	The term “liability” includes obligations to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to any employee benefit plan), and expenses actually and reasonably incurred with respect to a proceeding;

(d)	The term “proceeding” includes any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal;

(e)	The term “agent” includes a volunteer;

(f)	The term “serving at the request of the corporation” includes any service as a director, officer, employee, or agent of the corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries; and

(g)	The term “not opposed to the best interest of the corporation” describes the actions of a person who acts in good faith and in a manner he or she reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

(12)	A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of this section.

Regarding indemnification of directors, officers employees and agents, Article IX of Bankrate’s Bylaws provide as follows:

ARTICLE IX.

INDEMNIFICATION

Section 1. Definitions. As used in this Article IX, the term:

(a) “Agent” includes any volunteer.

(b) “Corporation” includes, in addition to the Corporation, any domestic or foreign constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger, so that any person who is or was a director, officer, employee, or agent of a constituent corporation, or is or was serving at the request of a constituent corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, is in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(c) “Director” means an individual who is or was a director of the Corporation or an individual who, while a director of the Corporation, is or was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic Corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Director includes, unless the context requires otherwise, the estate or personal representative of a director.

(d) “Expenses” include counsel fees, including those for appeal. (e) “Liability” means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), and reasonable expenses actually incurred with respect to a proceeding.

(e) “Not opposed to the best interest of the Corporation” describes the actions of a person who acts in good faith and in a manner he reasonably believes to be in the best interests of the participants and beneficiaries of an employee benefit plan.

(f) “Officer” means an individual who is or was an officer of the Corporation or an individual who, while an officer of the Corporation, is and was serving at the Corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic Corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. An officer is considered to be serving an employee benefit plan at the Corporation’s request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. Officer includes, unless the context requires otherwise, the estate or personal representative of an officer.

(g) “Other enterprises” includes employee benefit plans.

(h) “Party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding. (j) “Proceeding” means any threatened, pending, or completed action, suit, or other type of proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

(i) “Serving at the request of the Corporation” includes any service as a director, officer, employee, or agent of the Corporation that imposes duties on such persons, including duties relating to an employee benefit plan and its participants or beneficiaries.

Section 2. Indemnification.

(a) The Corporation shall indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the Corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(b) The Corporation shall indemnify any person, who was or is a party to any proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be provided if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsections (a) or (b) of this Section 2, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

Section 3. Determination and Authorization of Indemnification.

(a) Any indemnification under Section 2(a), (b) or (c), unless pursuant to a determination by a court, shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 2(a), (b) or (c).

(b) The determination specified in subsection (a) of this Section 3 shall be made:

(i) By the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding;

(ii) If such a quorum is not obtainable or, even if obtainable, by majority vote of a committee duly designated by the Board of Directors (in which directors who are parties may participate) consisting solely of two or more directors not at the time parties to the proceeding;

(iii) By independent legal counsel:

(x) Selected by the Board of Directors prescribed in paragraph (i) or the committee prescribed in paragraph (ii); or

(y) If a quorum of the directors cannot be obtained for paragraph (i) and the committee cannot be designated under paragraph (ii), selected by majority vote of the full Board of Directors (in which directors who are parties may participate); or

(iv) By the Shareholders by a majority vote or a quorum consisting of Shareholders who were not parties to such proceeding or, if no such quorum is obtainable, by a majority vote of Shareholders who were not parties to such proceeding.

(c) Evaluation of the reasonableness of expenses and authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible. However, if the determination of permissibility is made by independent legal counsel, persons specified by paragraph (b)(iii) shall evaluate the reasonableness of expenses and may authorize indemnification.

Section 4. Advances for Expenses.

(a) Expenses incurred by an officer or director in defending a civil or criminal proceeding may be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if he is ultimately found not to be entitled to indemnification by the Corporation pursuant to this section. Expenses incurred by other employees and agents may be paid in advance upon such terms or conditions that the Board of Directors deems appropriate.

(b) The indemnification and advancement of expenses provided pursuant to this section are not exclusive, and the Corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any agreement, vote of Shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

(i) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

(ii) A transaction from which the director, officer, employee, or agent derived an improper personal benefit;

(iii) In the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the Act are applicable; or

(iv) Willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of the Corporation to procure a judgment in its favor or in a proceeding by or in the right of a Shareholder.

(c) Indemnification and advancement of expenses as provided in this section shall continue as, unless otherwise provided when authorized or ratified, to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person, unless otherwise provided when authorized or ratified.

Section 5. Court-Ordered Indemnification and Advances for Expenses.

Notwithstanding the failure of the Corporation to provide indemnification, and despite any contrary determination of the Board of Directors or of the Shareholders in the specific case, a director, officer, employee, or agent of the Corporation who is or was a party to a proceeding may apply for indemnification or advancement of expenses, or both, to the court conducting the proceeding, to the circuit court, or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice that it considers necessary, may order indemnification and advancement of expenses, including expenses incurred in seeking court-ordered indemnification or advancement of expenses, if it determines that:

(a) The director, officer, employee, or agent is entitled to mandatory indemnification under Section 2, in which case the court shall also order the Corporation to pay the director reasonable expenses incurred in obtaining court- ordered indemnification or advancement of expenses;

(b) The director, officer, employee, or agent is entitled to indemnification or advancement of expenses, or both, by virtue of the exercise by the Corporation of its power pursuant to subsection (b) of Section 4; or

(c) The director, officer, employee, or agent is fairly and reasonably entitled to indemnification or advancement of expenses, or both, in view of all the relevant circumstances, regardless of whether such person met the standard of conduct set forth in subsections (a), (b) or (c) of Section 2, or subsection (b) of Section 4.

Section 6. Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

Section 7. Severability.

In the event that any of the provisions of this Article IX is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remaining provisions of this Article IX shall remain enforceable to the fullest extent permitted by law.

Item 16. List of Exhibits.

NUMBER	DESCRIPTION OF EXHIBIT

5.1	Opinion of Gunster, Yoakley & Stewart, P.A. regarding the legality of the securities being offered

23.1	Consent of KPMG LLP

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (Included as part of the opinion contained in Exhibit 5.1)

24.1	Power of attorney authorizing the execution of this Registration Statement, any and all amendments or supplements to this Registration Statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this Registration Statement

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Palm Beach, State of Florida, on the 8th day of December, 2003.

Bankrate, Inc.

By:	/s/ Elisabeth DeMarse
Elisabeth DeMarse, President and
Chief Executive Officer

Each person whose signature appears below constitutes and appoints Robert J. DeFranco and Cotter G. Cunningham, or either one of them (with full power to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign and execute on his or her behalf any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary to be done in connection with any such amendments or supplements, as fully to all intents and purposes as he or she might or could do in person, and does hereby ratify and confirm all that said attorneys-in-fact and agents, or their respective substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Elisabeth DeMarse Elisabeth DeMarse	President, Chief Executive Officer and Director (Principal Executive Officer)	December 8, 2003

/s/ Robert J. DeFranco Robert J. DeFranco	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 8, 2003

/s/ Peter C. Morse Peter C. Morse	Chairman of the Board	December 8, 2003

/s/ Bruns H. Grayson	Director	December 8, 2003
Bruns H. Grayson

/s/ Randall E. Poliner	Director	December 8, 2003
Randall E. Poliner

/s/ Robert P. O’Block	Director	December 8, 2003
Robert P. O’Block

/s/ William C. Martin	Director	December 8, 2003
William C. Martin

EXHIBIT INDEX

NUMBER	DESCRIPTION OF EXHIBIT

5.1	Opinion of Gunster, Yoakley & Stewart, P.A. regarding the legality of the securities being offered

23.1	Consent of KPMG LLP

23.2	Consent of Gunster, Yoakley & Stewart, P.A. (Included as part of the opinion contained in Exhibit 5.1)

24.1	Power of attorney authorizing the execution of this Registration Statement, any and all amendments or supplements to this Registration Statement and other documents submitted in connection herewith is contained on the first page of the signature pages following Part II of this Registration Statement